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                                                               Exhibit 99.(d)(6)

                                AMAZON.COM, INC.

                   1999 NONOFFICER EMPLOYEE STOCK OPTION PLAN

                   NONQUALIFIED STOCK OPTION LETTER AGREEMENT

TO:  _________________

     Pursuant to your acceptance of the Offer to Exchange Outstanding Options extended to you by Amazon.com, Inc. (the "Company") on January 31, 2001, you have been granted a stock option (the "Option") to purchase shares (the "Option Shares") of the Company's Common Stock under its 1999 Nonofficer Employee Stock Option Plan (the "Plan").

     The terms of the Option are as set forth in this Agreement and in the Plan. The Plan is incorporated by reference into this Agreement, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The most important terms of the Option are summarized as follows:

     1.  Grant Date:  February 14, 2001
     2.  Number of Shares:  /1/
     3.  Exercise Price:  $ /2/ per share
     4.  Expiration Date:  11:59 p.m., Pacific Daylight Savings Time, on
                           September 30, 2003
     5.  Type of Option:  Nonqualified stock option ("NSO")
     6. Vesting and Exercisability: The Option will vest and become exercisable according to the following schedule:

                 Vest Date                    Percent of Total Option That is
                                                  Vested and Exercisable
--------------------------------------------------------------------------------
              August 14, 2001                          1/4th  (25%)

    The 14th day of each calendar month        An additional 1/24th (4.166%)
                thereafter

             February 14, 2003                             100%

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/1/  As per Table 3 of each accepting employee's Election Form.
/2/ Lowest closing price for Amazon.com common stock as reported by the Nasdaq National Market for the period from January 1, 2001 through and including February 14, 2001, but not less than 85% of the closing price on February 14, 2001.
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     7.  Termination of Option:  The unvested portion of the Option will terminate automatically and without further notice immediately upon termination (voluntary or involuntary) of your employment or service relationship with the Company. The vested portion of the Option will terminate automatically and without further notice in accordance with the terms of the Plan. Unless the Plan Administrator determines otherwise, "termination of your employment or service relationship" will include any reduction in your regular hours of employment to less than 30 hours per week. It is your responsibility to be aware of the date your Option terminates.

     8. Method of Exercise: You may exercise the Option by giving notice to the Company, in form and substance satisfactory to the Company, which will indicate your election to exercise the Option and the number of shares of Common Stock for which you are exercising the Option. Such notice must be accompanied by full payment of the exercise price for the number of shares of Common Stock you are purchasing.

     9. Form of Payment: You may pay the Option exercise price, in whole or in part, in cash, by check or, unless the Plan Administrator determines otherwise, by (a) tendering shares of Common Stock held by you for a period of at least six months having a fair market value on the day prior to the date of exercise equal to the exercise price (you should consult your tax advisor before exercising the Option with stock you received upon the exercise of an incentive stock option); (b) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price; or (c) such other consideration as the Plan Administrator may permit.

     10. Withholding Taxes: As a condition to the exercise of the Option, you must make such arrangements as the Company may require for the satisfaction of the minimum federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice sufficient shares of stock to satisfy the minimum withholding obligation. Unless the Plan Administrator determines otherwise, you may satisfy the withholding obligation by electing to have the Company withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the amount required to be withheld.

     11. Limited Transferability: During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a designated beneficiary or by the personal representative of your estate following your death.

     12. Registration: The Company intends to maintain an effective registration statement with respect to the Option Shares, but has no obligation to do so. In the event that such registration is no longer effective, you will not be able to exercise the Option unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are very limited and might be unavailable. By accepting the Option, you hereby acknowledge that you have read and understand Section 13.3 of the Plan.

                                      -2-
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     13.  Binding Effect:  This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

     14.  Limitation on Rights; No Right to Future Grants; Extraordinary Item of
Compensation: By entering into this Agreement and accepting the Option, you acknowledge: (a) that the Plan is discretionary and may be suspended or terminated by the Company at any time; (b) that the grant of the Option is a one-time benefit and does not create any contractual or other right to receive future grants of options or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (f) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of the Option ceases upon termination of your employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (h) that the future value of the Option Shares is unknown and cannot be predicted with certainty; and (i) that if the Option Shares do not increase in value, the Option will have no value.

     Please execute the following Acceptance and Acknowledgment and return it to the undersigned.

                                       Very truly yours,

                                       AMAZON.COM, INC.




                                       By
                                         --------------------------------

                                       Its
                                          -------------------------------


                         ACCEPTANCE AND ACKNOWLEDGMENT

     I, a resident of the State of ______________, accept the nonqualified stock option described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement, the Plan Summary and a copy of the Plan. I have read and understand the Plan.


Dated:
       --------------------------------     --------------------------------
                                                           Name

                                            Address
---------------------------------------            -------------------------
Taxpayer I.D. Number
                                            --------------------------------

                                            --------------------------------

                                      -3-
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                         RIDERS FOR NON-U.S. EMPLOYEES

     15. Employee Data Privacy: By entering this Agreement, you (a) authorize the Company and your employer, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Option and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.

     16. Reduction in Hours: To the extent required by local law, the reduction in your regular hours of employment to less than 30 hours per week will not be deemed a "termination of your employment or service relationship".

                ADDITIONAL RIDER TO BE INCLUDED FOR UK EMPLOYEES

     17. UK NICs ELECTION. If you are a U.K. Resident/Ordinarily Resident, this Option is subject to your execution of a Joint Election to Transfer the Employer's National Insurance Liability in the form provided to you by your employer.

              ADDITIONAL RIDER TO BE INCLUDED FOR JAPAN EMPLOYEES

     18. TAXATION OF GAIN. You agree to treat any gain you realize upon the exercise of this stock option as employment income, to report such gain accordingly on your annual personal income tax return and to pay the appropriate income tax thereon.

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